Exhibit 5.1

1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com
FIRM / AFFILIATE OFFICES
	Austin Beijing Boston Brussels Chicago Dubai	Milan Munich New York Orange County Paris Riyadh
September 29, 2025	Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Beyond Meat, Inc.

888 N. Douglas Street, Suite 100

El Segundo, CA 90245

Re:	Registration Statement on Form S-8; 100,000,000 Shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Beyond Meat, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of an aggregate of 100,000,000 shares of common stock, $0.0001 par value per share (the “Shares”), of the Company, pursuant to the Company’s 2018 Equity Incentive Plan (as amended and restated effective September 28, 2025, the “Restated 2018 Plan”). The Shares are included in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2025 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Certificate of Amendment to the Restated Certificate of Incorporation of the Company increasing the number of shares of the Company’s common stock, par value $0.0001 per share, the Company is authorized to issue has been properly filed and the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and subject to (i) the Company completing all actions and proceedings required on its part to be taken prior to the issuance

September 29, 2025

of the Shares and (ii) the Company’s stockholders approving the Restated 2018 Plan, and when the Shares have been issued by the Company in the circumstances contemplated by the 2018 Plan for legal consideration in excess of par value, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP